Exhibit 10.2
Execution Version
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
    This Amended and Restated Executive Employment Agreement (this “Agreement”) is between Tyler Technologies, Inc., a Delaware corporation (“Company”), and H. Lynn Moore, Jr. (“Executive”). This Agreement shall become effective as of May 12, 2022 (“Effective Date”).
    WHEREAS, Company desires to employ Executive, and Executive desires employment as an employee of Company, under the terms and subject to the conditions set forth in this Agreement;
    WHEREAS, the non-competition and confidentiality obligations of Executive as set forth in this Agreement are a material inducement for Company to enter into this Agreement, and Company would not enter into this Agreement absent such covenants by Executive;
    WHEREAS, Company and Executive each desire for this Agreement to replace and supersede, in its entirety and as of the Effective Date, the Employment Agreement between Executive and Company effective as of February 26, 2018 the “Prior Agreement”);
    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, Executive and Company agree as follows:
1.Employment. Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

2.Duties of Executive. Executive shall serve in the capacity of President and Chief Executive Officer, and shall report to the Executive Chair of the Board. Executive shall have all necessary power and authority to discharge their responsibilities. Executive shall perform their duties in a professional manner and shall use their best efforts, skills, and abilities to promote, enhance, and preserve Company’s business. Executive shall observe and comply with Company’s written rules, regulations, and policies.

3.Employment Term. This Agreement shall commence as of the Effective Date and continue for a period of one (1) year; provided, however, that at the end of such initial term, the term shall automatically extend for an additional year unless Company or Executive provides, at least three (3) months prior to the end of such initial term or subsequent anniversary of the end of such initial term, written notice that it does not wish to extend the term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 6 of this Agreement. For the avoidance of doubt, an expiration of the term following a notice not to extend the term shall not constitute an earlier termination of this Agreement

4.Compensation & Benefits. During the term of this Agreement, Executive’s base salary, annual bonus, and any equity grants shall be determined by the Compensation Committee of Company’s Board of Directors (the “Compensation Committee”) on an annual basis. Company shall provide Executive with all benefits made available from time to time to its employees generally set forth in the employee handbook including, without limitation, participation in medical and dental benefit plans and programs, disability and death insurance, 401(k) plans, and paid vacation.

5.Reimbursement of Expenses. Company shall reimburse Executive for all expenses actually and reasonably incurred by Executive in Company’s business interests upon appropriate documentation of such expenditures in accordance with Company’s written policies.

6.Early Termination. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term set forth in Section 3 of this Agreement; however, either party may terminate this Agreement as set forth in this Section 6:

(a)Resignation by Executive. Executive may voluntarily resign upon three (3) months’ written notice to Company. In such event, Company shall pay Executive the Accrued Compensation.

(b)Termination without Cause. Company may terminate this Agreement and Executive’s employment hereunder without Cause by providing Executive with three (3) months’ written notice. In such event, Company shall pay Executive the Accrued Compensation, Severance Payment, and Medical Benefits.

(c)Termination for Cause. Company may terminate this Agreement and Executive’s employment hereunder for Cause. In such event, Company shall pay Executive the Accrued Compensation.

(d)Termination Due to Disability. Company may terminate this Agreement and Executive’s employment hereunder due to Executive’s Disability. In such event, Company shall pay Executive the Accrued Compensation and Medical Benefits.

(e)Death of Executive. This Agreement and Executive’s employment hereunder shall automatically terminate upon the death of Executive. In such event, Company shall pay Executive’s estate, executor, or other appropriate legal representative the Accrued Compensation.

(f)Termination upon a Change in Control. Notwithstanding any other provision herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by Company without Cause, in each case within twelve (12) months following a Change in Control, Company shall pay Executive the Accrued Compensation, Severance Payment, and Medical Benefits.

(g)Treatment of Equity Grants. Any vested equity grants Executive may have received from Company shall be exercisable in terms of the applicable Equity Plan, the applicable Equity Grant Agreement, or other applicable governing documents. In the event of a termination under Section 6(b),(d), (e) or (f), any unvested stock option, RSU, or other equity award outstanding as of the date of termination shall become fully vested and, as applicable, exercisable in accordance with the terms of the applicable Equity Plan, the applicable Equity Grant Agreement, or other applicable governing document.

(h)Certain Definitions.

(i)“Accrued Compensation” shall mean any (x) accrued and unpaid base salary through the date of termination and (y) accrued and unpaid annual bonus payment based on Company performance measured through the date of termination, as each of the base salary and bonus payment metrics were set by the Compensation Committee for the applicable annual term, payable in a lumpsum payment in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.

(ii)“Cause” shall mean a determination by the Board of Directors that Executive has: (A) been convicted of a felony; (B) willfully committed any act or engaged in any conduct that is fraudulent or constitutes malfeasance or a breach of fiduciary duties of Executive; (C) willfully committed any act of misconduct that is severely detrimental to Company, its employees, or its business interest; (D) failed to abide by the written corporate policies and procedures in the employee handbook; (E) failed to execute the reasonable and lawful instructions of the Board of Directors relating to the operation of the business; or (F) committed any material or continuing breach of any of the terms of, or has materially or continually failed to perform any covenant contained in, this Agreement to be performed by Executive. With respect to (D), (E) and (F) above, if the failure or action by the Executive is capable of cure, Executive may not be terminated for Cause unless Executive fails to cure such breach or failure of performance within thirty (30) days after written notice of such breach or failure.

(iii)“Change in Control” has the meaning set forth in the Tyler Technologies, Inc. 2018 Stock Incentive Plan.

(iv)“Disability” means Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days, except as otherwise provided by applicable law; provided, however, in the event that the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(v)“Good Reason” means the occurrence of any of the following, in each case during the term without Executive’s consent: (A) a material diminution of Executive’s duties and responsibilities; (B) Company requiring Executive to relocate their place of employment by more than fifty (50) miles; (C) a material reduction in Executive’s base compensation or equity compensation; (D) a material reduction in Executive’s target bonus opportunity; or (E) a material breach of this Agreement. Executive may not terminate this Agreement for Good Reason unless Company fails to cure the cause of the Good Reason within thirty (30) days after Executive provides Company with written notice of such cause and Executive terminates employment within sixty (60) days following the expiration of such cure period.

(vi)“Medical Benefits” means that Company shall pay the gross cost to Executive, on and as of the date of separation of employment, equal to the costs for continuing medical and dental coverage under COBRA through twelve months after the date of such termination.

(vii)“Severance Payment” means an amount equal to (A) Executive’s then-current annual base salary plus (B) Executive’s then-current annual bonus target, which shall be paid by Company in a lump sum payment and in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.

(j)Required Agreements. In order for Executive to receive any of the separation benefits under this Agreement (e.g. the Severance Payment and/or Medical Benefits), Executive must sign a separation agreement, including non-disparagement and release of claims covenants, in a form determined by Company in its reasonable discretion.

7.Section 409A.

(a)This Agreement is intended to comply with Treasury Regulation Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the termination date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and
(ii)any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d)Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

(e)If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“the Code”) and would, but for this Section 7(e), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

8.Non-Compete; Non-Solicitation.

(a)Executive understands that Executive shall have access to and receive the benefit of Confidential Information and special training, as well as come into contact with customers and potential customers, which Confidential Information, training, knowledge, and contacts would provide invaluable benefits to Company’s competitors and potential competitors. Executive acknowledges and understands that Company’s business, and Executive’s duties and responsibilities, are national in scope and that, as a result, the geographic restrictions herein are reasonable and necessary for the protection of Company’s legitimate business interests.

(b)To protect Company’s interest in this information and in these contacts and relationships, and in consideration for Company entering into this Agreement, Executive agrees and covenants that for a period beginning on the Effective Date of this Agreement and continuing until one year after the expiration or other termination of this Agreement, Executive shall not (without Company’s prior written consent), directly or indirectly:

(i)Engage in any business that provides similar or competitive products or services to Company’s products or services anywhere in the United States (except that Executive may own less than 3% of the common equity of any publicly traded entity); or

(ii)Solicit or encourage, or assist other persons or entities to solicit or encourage, any customers to terminate or materially alter their relationship or to become a customer of any other person or entity competing with Company; or

(iii)Recruit, solicit or hire, or encourage or assist other persons or entities to recruit, solicit or hire, any Company employees.

(c)Executive understands and agrees that the foregoing covenant is reasonable as to time, area, and scope and is necessary to protect Company’s legitimate business interests. It is further agreed that such covenant shall be regarded as divisible and shall be operative as to time, area and scope to the extent it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope, the validity and enforceability of the remainder shall not be affected. Similarly, if any provision of the foregoing covenant is found to be overly broad with respect to time, area or scope, the parties authorize the appropriate tribunal to reform such provision, in accordance with the laws of such tribunal, to render the applicable provision reasonable and enforceable.

(d)Executive understands and acknowledges that the determination of damages in the event of a breach of any provision of this Section 8 would be difficult. Executive agrees that Company, in addition to all other remedies it may have at law or in equity (and notwithstanding Section 18) shall have the right to injunctive relief if there is a breach or possible breach without the necessity of proving the inadequacy or unavailability of damages as an effective remedy.

9.Confidential Information; Property Rights. Executive will comply with Company’s then-current policies and procedures regarding confidential information and proprietary rights, including but not limited to those policies and procedures set forth in Company’s then-current Code of Conduct and Business Ethics and/or Employee Handbook.

10.End of Employment.

(a)Executive agrees that all documents of any nature pertaining to the activities of Company or its affiliates, or that include Company’s confidential information, in their possession now or at any time during the term of their employment, including, without limitation, memoranda, notebooks, notes, data sheets, records, and computer programs, are and shall be the property of Company and that all copies thereof shall be surrendered to the appropriate entity upon termination of employment.

(b)To the maximum extent permitted by law, Executive authorizes Company to offset any liquidated amounts payable or reimbursable to Company by Executive against, and to withhold such amounts from, any amounts payable or reimbursable to Executive by Company, including, without limitation, any base salary, bonus, other incentive compensation, and expense reimbursements.

(c)Executive agrees to cooperate with Company in the defense of any legal claim involving any matter that arose during Executive’s employment; provided, however, that Company shall reimburse Executive for any reasonable travel and out-of-pocket expense incurred by Executive in providing such cooperation.

11.Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform the agreements and covenants set forth in Section 8 and Section 9 of this Agreement shall cause irreparable injury to the other party for which damages, even if available, may not be an adequate remedy, and in any event, the calculation of which would be difficult. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such obligations without the necessity of proving the inadequacy or unavailability of damages as an effective remedy and without the requirement of posting a bond.

12.Continuing Obligations. Executive acknowledges and agrees that the provisions of Section 8 and Section 9 shall survive the termination or expiration of this Agreement.

13.Notices. Any notice, consent, demand, or request, or other communication to be given under this Agreement must be in writing and shall be deemed given or made when delivered in person or within three (3) days upon being sent certified mail, postage prepaid with return receipt requested, to the following addresses:

    If to Company:        Tyler Technologies, Inc.
                1 Tyler Drive
                Yarmouth, ME 04096
                Attention: Chief Legal Officer

    If to Executive:        Home address of Executive,
as shown on then-current records of Company

14.Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, whether written or oral, between Executive and Company, including but not limited to the Prior Agreement.

15.Modification. Any change or modification of this Agreement shall not be valid or binding upon the parties, nor shall any waiver of any term or condition in the future be binding, unless the change or modification or waiver is in writing and signed by all parties hereto.

16.Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

17.Governing Law. This Agreement is governed by, and shall be construed in accordance with, the substantive laws of the State of Texas, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction. Any claim for preliminary or temporary injunctive relief under Section 7 of this Agreement shall be filed in a court of competent jurisdiction in the state of Texas.

18.Arbitration. Any controversy, dispute, or claim arising under this Agreement shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Rules then in effect; provided, however, that, other than claims by Company or the Executive for breach of Section 7 of this Agreement, the parties shall be obligated to negotiate in good faith for a period of thirty (30) days to resolve such controversy, dispute, or claim prior to submitting the same to arbitration. Any claim for preliminary or temporary injunctive relief under Section 7 of this Agreement may be filed in a court of competent jurisdiction in the state of Texas, and, after the court rules on such request for injunctive relief, the matter shall proceed to arbitration under the terms and provisions of this Section 18. Any arbitration proceeding shall take place in the City of Dallas, Texas, and the arbitrator shall apply the laws of the State of Texas. Any decision rendered by the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction or application thereon may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. If arbitration is invoked in accordance with the provisions of this

Agreement, the prevailing party shall be entitled to receive from the other all costs, fees, and expenses pertaining to or attributable to such arbitration, including reasonable attorneys’ fees.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

TYLER TECHNOLOGIES, INC.,
a Delaware corporation

By:    /s/ Glenn Carter
Name:    Glenn Carter
Title:    Lead Independent Director

EXECUTIVE

By:    /s/ H. Lynn Moore, Jr.
Name:    H. Lynn Moore, Jr.